EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inotera Memories Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-143026 and 333-158473) and S-8 (File Nos. 333-17073, 333-50353, 333-71249, 333-102545, 333-103341, 333-111170, 333-120620, 333-133667, 333-135459, 333-140091, 333-148357, 333-159711, 333-167536, 333,167536a, 333-171717) of Micron Technology, Inc. of our audit report dated March 28, 2011, with respect to the balance sheets of Inotera Memories Inc. as of December 31, 2009 and 2010, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the September 1, 2011 annual report on Form 10-K of Micron Technology, Inc.

Our report contains an explanatory paragraph that states Inotera Memories Inc. did not maintain a minimum current ratio of 1:1 and a maximum debt to equity ratio of 1.5:1 at December 31, 2010, as part of the financial covenants originally required of Inotera Memories Inc. under its syndicated bank loan agreements. On October 21, 2010, however, the syndicate banks formally agreed to waive the requirement of Inotera Memories Inc. to comply with its financial loan covenants for the financial statement period ended June 30, 2010. As of December 31, 2010, Inotera Memories Inc. was still in breach of the financial covenants to maintain a minimum current and leverage ratios. As Inotera Memories Inc. is required to cure these breaches no later than the end of June 2011, it will prepare to submit a formal letter to the managing bank to request for a waiver from complying with these financial covenants, so that the managing bank can convene a meeting of the banks to discuss the aforesaid breach and to resolve before the expiration of the remedial period on whether a waiver of the breach will be granted. The potential consequences to Inotera Memories Inc. of a breach of any of its financial covenants pursuant to its syndicated bank loan agreements are also described in Notes 19(b)(iii) and 27(i) to the Inotera Memories Inc. financial statements.

Our report contains an explanatory paragraph that states effective January 1, 2009, Inotera Memories Inc. adopted the newly revised SFAS No. 10 “Inventories”, under which, the unallocated fixed overhead and direct labor cost of NT$12,903,228 thousand and gain from price recovery of inventories of NT$1,767,684 thousand were charged to costs of goods sold for the year ended December 31, 2010.

KPMG

October 25, 2011
Taipei, Taiwan (the Republic of China)